Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

IDT Corporation

Newark, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-119190, 333-115403, 333-104286, 333-86261, 333-80133, 333-77395, 333-71991, 333-61565, 333-53719, 333-45199, 333-43501 and 333-37141) and Form S-8 (No. 333-234168, 333-220982, 333-214105, 333-208447, 333-199299, 333-177247, 333-154257, 333-146718 and 333-130562) of IDT Corporation of our report dated October 11, 2019, relating to the consolidated financial statements (which report on the consolidated financial statements expresses an unqualified opinion and includes an emphasis-of-matter paragraph regarding the adoption of FASB Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606)), which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP
Woodbridge, New Jersey

October 14, 2020